Exhibit 99.1

Capstone Turbine Corporation Announces Fiscal 2008 Operating Results

Fiscal 2008 Revenue Improved 49% from Prior Year and Fourth Quarter Revenue Improved 60% from Same Period Last Year. Backlog up 458% from Prior Year.

CHATSWORTH, Calif.--(BUSINESS WIRE)--Capstone Turbine Corporation (www.microturbine.com) (NASDAQ:CPST) reported operating results for its fourth quarter and fiscal year ended March 31, 2008 in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 12, 2008.

Financial Summary

Capstone’s backlog for the fiscal year ended March 31, 2008 was $27.9 million, an increase of 458% from the prior fiscal year and 113% from the prior quarter.

Revenue for the fiscal year ended March 31, 2008 was $31.3 million, an increase of 49% from the prior fiscal year. Capstone shipped 434 units in Fiscal 2008, compared to 277 units in the prior fiscal year.

The reported gross loss for the fiscal year ended March 31, 2008 was $3.8 million, or 12% of revenue, an improvement of 12 points over the prior fiscal year. The year over year improvement in the gross loss percentage reflects increased sales volume of both C30 and C65 products and reduced warranty charges, offset by increased manufacturing costs and lower absorption of overhead costs into ending inventory as a result of decreased finished goods inventory.

Research and development costs were $8.9 million for the fiscal year ended March 31, 2008, a decrease of $0.5 million, or 5%, from the prior fiscal year. The net decrease is the result of an increase in benefits from cost-sharing programs, primarily from United Technologies Corporation, and lower facilities costs, offset by increased labor and consulting spending, development hardware and supplies, and travel and administrative costs.

Selling, general and administrative costs were $25.6 million for the fiscal year ended March 31, 2008, an increase of $1.0 million, or 4%, from the prior fiscal year. The increase was primarily attributable to higher travel costs due to increased customer site visits and trade show activity, and higher facility costs, offset primarily by lower administrative costs.

Capstone's net loss was $36.1 million, or $0.25 per share, for the fiscal year ended March 31, 2008, an improvement of $0.6 million from the $36.7 million loss, or $0.07 per diluted common share, reported for the prior fiscal year.

Cash and cash equivalents for the fiscal year ended March 31, 2008 were $42.6 million. Cash balances decreased $17.7 million during the fiscal year ended March 31, 2008.

Revenue for the fourth quarter ended March 31, 2008 was $9.3 million, an improvement of 60% from the prior year comparable quarter. Capstone shipped 140 units in the fourth quarter of Fiscal 2008, compared to 67 units for the prior year comparable quarter.

The reported gross loss for the fourth quarter was $0.5 million, or 6% of revenue, compared to $1.0 million, or 17% of revenue, for the fourth quarter of Fiscal 2007, an improvement of 11 points.

The quarter over quarter improvement in the gross loss percentage reflects increased sales volume of both C30 and C65 products and reduced warranty charges, offset by increased manufacturing and overhead costs.

Research and development costs remained constant at $2.0 million for both the fourth quarter and the prior year comparable quarter. Expenses were higher in the fourth quarter of Fiscal 2008 but were offset by increased funding received from United Technologies Corporation.

Selling, general and administrative costs were $7.4 million for the fourth quarter, an increase of $1.1 million, or 17%, from the prior year comparable quarter. The increase was primarily attributable to increased labor, consulting, facilities, travel and accounting fees, offset by decreased bad debt costs.

Capstone’s net loss was $9.5 million for the fourth quarter, or $0.07 per share, an increase of $1.0 million from the $8.5 million loss, or $0.06 per share, reported for the prior year comparable quarter.

Cash used in operations was $2.5 million for the fourth quarter compared to $3.3 million for the prior quarter and $7.5 million for the same period last year.

Conference Call

The Company will host a conference call today, Thursday, June 12, at 1:45 p.m. Pacific Time. Access to the live broadcast and a replay of the webcast will be available for 90 days through the Investor Relations page on the Company's website: www.microturbine.com.

About Capstone Turbine

Capstone Turbine Corporation (www.microturbine.com; NASDAQ:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 4,000 Capstone MicroTurbine® systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency’s Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation’s energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 and ISO 14001:2004 certified company; Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New York, Mexico City, Milan, Bath, Shanghai and Tokyo.

"Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CAPSTONE TURBINE CORPORATION AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts)

	March 31, 2008	March 31, 2007
Assets
Current Assets:
Cash and cash equivalents	$42,605	$60,322
Accounts receivable, net of allowance for doubtful accounts and sales returns of $629 in 2008 and $789 in 2007	6,768	3,514
Inventories	14,472	21,283
Prepaid expenses and other current assets	1,614	1,614
Total current assets	65,459	86,733
Property, plant and equipment, net	5,536	6,256
Non-current portion of inventories	2,221	3,005
Intangible asset, net	624	892
Other assets	206	117
Total	$74,046	$97,003
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$7,964	$5,686
Accrued salaries and wages	1,519	1,434
Accrued warranty reserve	4,591	6,554
Deferred revenue	780	937
Current portion of notes payable	13	19
Other current liabilities	5,658	—
Total current liabilities	20,525	14,630
Long-term portion of notes payable	5	27
Other long-term liabilities	463	561
Commitments and contingencies	—	—
Stockholders’ Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 415,000,000 shares authorized; 148,238,852 shares issued and 147,578,311 shares outstanding at March 31, 2008; 144,512,997 shares issued and 143,961,789 shares outstanding at March 31, 2007	148	145
Additional paid-in capital	626,952	619,423
Accumulated deficit	(573,383)	(537,270)
Treasury stock, at cost; 660,541 shares at March 31, 2008 and 551,208 shares at March 31, 2007	(664)	(513)
Total stockholders’ equity	53,053	81,785
Total	$74,046	$97,003

CAPSTONE TURBINE CORPORATION AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts)

	Years Ended March 31,
	2008	2007	2006
Net revenue	$31,305	$21,018	$24,103
Cost of goods sold	35,105	26,045	34,563
Gross loss	(3,800)	(5,027)	(10,460)
Operating expenses:
Research and development	8,906	9,374	11,019
Selling, general and administrative	25,622	24,615	27,741
Total operating expenses	34,528	33,989	38,760
Loss from operations	(38,328)	(39,016)	(49,220)
Interest income	2,224	2,292	2,143
Interest expense	(7)	(2)	(23)
Other income, net	—	—	29
Loss before income taxes	(36,111)	(36,726)	(47,071)
Provision for income taxes	2	2	2
Net loss	$(36,113)	$(36,728)	$(47,073)
Net loss per common share—basic and diluted	$(0.25)	$(0.32)	$(0.50)
Weighted average share used to calculate basic and diluted net loss per common share	145,425	113,770	93,638

CONTACT:
Capstone Turbine Corporation
Investor and investment media inquiries:
Alice Barsoomian, 818-407-3628